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                  GENWORTH LIFE AND ANNUITY INSURANCE COMPANY
                             ANNUITANT ENDORSEMENT

This endorsement is effective on the Contract Date.

The Contract to which this endorsement is attached is amended by deleting the Annuitant provision in its entirety and replacing it with the following:

Annuitant

An Annuitant must be named and may be a person other than the Owner. However, the Annuitant must be related to the Owner by blood, marriage or law. If the Annuitant dies before the Annuity Commencement Date and the Owner and Annuitant are different individuals, the Owner(s) will become the new Annuitant(s).

A Joint Annuitant may be named. Annuitants must be related by blood, marriage or law. If any Annuitant dies before the Annuity Commencement Date and the surviving Owner is not a non-natural entity, the selected payment option will change to a single Annuitant plan. If any Annuitant dies before the Annuity Commencement Date and the Owner is a non-natural entity, the selected payment option will end.

For Genworth Life and Annuity Insurance Company,

                              /s/ Pamela S. Schutz
                              --------------------
                                Pamela S. Schutz
                                   President

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